Exhibit 99.1

Investor	Valerie Haertel	Media	T.J. Crawford
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		External Affairs
	(401) 770-4050		(212) 457-0583

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS FIRST QUARTER RESULTS, PROVIDES UPDATE ON COVID-19 RESPONSE

2020 FULL YEAR EPS GUIDANCE REMAINS UNCHANGED

Swift and Decisive Response to COVID-19:

•	Support for employees, clients and communities across the country

•	Testing thousands every day in collaboration with federal, state and local officials

•	Consumer-driven health care model increases access to goods and services

First Quarter Year-over-Year Highlights:

•	Total revenues increased 8.3% to $66.8 billion

•	GAAP operating income increased 28.6% to $3.5 billion

•	Adjusted operating income (1) increased 14.4% to $4.1 billion

•	GAAP diluted earnings per share of $1.53

•	Adjusted EPS (2) of $1.91

•	Generated cash flow from operations of $3.3 billion

2020 Full Year Guidance:

•	GAAP diluted EPS guidance range of $5.47 to $5.60 and Adjusted EPS (2) guidance range of $7.04 to $7.17 remain unchanged

•	Cash flow from operations guidance range of $10.5 billion to $11.0 billion remains unchanged

•
Given the likelihood of significant variability in the impact of COVID-19 on the Company’s financial statement line items and related ratios, 2020 additional detailed guidance not noted above is withdrawn

WOONSOCKET, RHODE ISLAND, May 6, 2020 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended March 31, 2020.

CVS Health President and CEO Larry J. Merlo stated, “We have a presence in communities across the country and interact with one in three Americans every year. We have a leading consumer brand with a diversified portfolio of essential health care businesses.

“When facing any health crisis, including this pandemic, we’re uniquely positioned to understand consumer and patient needs and how to address them. This includes increasing access to medicine and virtual care, and testing thousands for the virus every day to ready our country to reopen safely. We’re utilizing our innovation-driven health care model, scale and unique capabilities to benefit consumers across the health care system, and none of this could be done without the tireless dedication of our colleagues.”

A summary of the Company’s response to the COVID-19 pandemic is included on page six.

_____________________________________________
The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” on page 12 and endnotes (1) and (2) on page 22 for explanations of non-GAAP financial measures presented in this press release. See pages 13 through 14 and page 21 for reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Consolidated First Quarter Results

	Three Months Ended March 31,
In millions, except per share amounts	2020	2019	Change
Total revenues	$66,755	$61,646	$5,109
Operating income	3,458	2,690	768
Adjusted operating income (1)	4,113	3,595	518
Net income	2,012	1,427	585
Diluted earnings per share	$1.53	$1.09	$0.44
Adjusted EPS (2)	$1.91	$1.62	$0.29
Enterprise prescriptions (3) (4)	699.2	679.8	19.4

•
Total revenues increased 8.3% for the three months ended March 31, 2020 compared to the prior year primarily driven by strong underlying core growth across all segments. Revenues in the Retail/LTC and Pharmacy Services segments in the three months ended March 31, 2020 also increased as a result of the COVID-19 pandemic, which resulted in greater use of 90-day prescriptions and early refills of maintenance medications, as well as increased front store volume in the Retail/LTC segment.

•
Operating income increased 28.6% for the three months ended March 31, 2020 compared to the prior year primarily due to the increase in adjusted operating income described below, the absence of the $135 million store rationalization charge recorded in the three months ended March 31, 2019 and a decrease in acquisition-related integration costs of $79 million in the three months ended March 31, 2020 compared to the prior period.

•
Adjusted operating income increased 14.4% for the three months ended March 31, 2020 compared to the prior year. The increase in adjusted operating income was primarily due to increased volume across all segments, improved purchasing economics in the Pharmacy Services segment and the favorable impact of cost savings initiatives. These increases were partially offset by a decline in operating income in the Health Care Benefits segment, continued reimbursement pressure in the Retail/LTC segment and continued price compression in the Pharmacy Services segment. The COVID-19 pandemic increased adjusted operating income in the three months ended March 31, 2020 due to increased volume in the Retail/LTC segment, as well as reduced benefit costs due to the deferral of elective procedures and other discretionary utilization in the Health Care Benefits segment, partially offset by lower net investment income.

•
Net income increased 41.0% for the three months ended March 31, 2020 compared to the prior year primarily due to the higher operating income described above and lower interest expense primarily due to lower average debt in the three months ended March 31, 2020, partially offset by higher income tax expense associated with the increase in pre-tax income and the reinstatement of the non-deductible Health Insurer Fee (“HIF”) for 2020.

•
The effective income tax rate was 27.6% for the three months ended March 31, 2020 compared to 26.4% for the three months ended March 31, 2019. The increase in the effective income tax rate was primarily due to the reinstatement of the non-deductible HIF for 2020.

Pharmacy Services Segment

The Pharmacy Services segment provides a full range of pharmacy benefit management solutions to employers, health plans, government employee groups and government sponsored programs. The segment results for the three months ended March 31, 2020 and 2019 were as follows:

	Three Months Ended March 31,
In millions	2020	2019	Change
Total revenues	$34,983	$33,558	$1,425
Operating income	1,114	850	264
Adjusted operating income (1)	1,181	947	234
Total pharmacy claims processed (4) (5)	541.4	481.8	59.6
Pharmacy network (6)	461.1	407.7	53.4
Mail choice (7)	80.3	74.1	6.2

•
Total revenues increased 4.2% for the three months ended March 31, 2020 compared to the prior year primarily due to growth in specialty pharmacy, brand inflation and increased total pharmacy claims volume, including greater use of 90-day prescriptions and early refills of maintenance medications as consumers prepared for the COVID-19 pandemic. The increase was partially offset by previously disclosed client losses, continued price compression and an increased generic dispensing rate.

•
Total pharmacy claims processed increased 12.4% on a 30-day equivalent basis for the three months ended March 31, 2020 compared to the prior year primarily driven by increased claims under the Company’s agreement with IngenioRx, which began in the second quarter of 2019, and greater use of 90-day prescriptions and early refills of maintenance medications as consumers prepared for the COVID-19 pandemic.

•
Operating income and adjusted operating income increased 31.1% and 24.7%, respectively, for the three months ended March 31, 2020 compared to the prior year primarily driven by growth in specialty pharmacy, improved purchasing economics and an increased generic dispensing rate, partially offset by previously disclosed client losses and continued price compression. The increase in operating income also was driven by lower amortization expense in the three months ended March 31, 2020.

See the supplemental information on page 16 for additional information regarding the performance of the Pharmacy Services segment.

Retail/LTC Segment

The Retail/LTC segment fulfills prescriptions for medications, provides patient care programs, sells a wide assortment of general merchandise, provides health care services through walk-in medical clinics and provides services to long-term care facilities. The segment results for the three months ended March 31, 2020 and 2019 were as follows:

	Three Months Ended March 31,
In millions	2020	2019	Change
Total revenues	$22,749	$21,115	$1,634
Operating income	1,780	1,238	542
Adjusted operating income (1)	1,902	1,489	413
Prescriptions filled (4) (5)	375.1	346.8	28.3

•
Total revenues increased 7.7% for the three months ended March 31, 2020 compared to the prior year primarily driven by increased prescription volume, higher front store revenues and brand inflation, partially offset by continued reimbursement pressure and an increased generic dispensing rate. Total revenues in the three months ended March 31, 2020 reflected the greater use of 90-day prescriptions, early refills of maintenance medications and increased front store volume as consumers prepared for the COVID-19 pandemic, as well as the impact of the additional day in 2020 due to the leap year.

•
Front store revenues increased 8.5% in the three months ended March 31, 2020 compared to the prior year, including an 8.0% increase in same store sales. The growth was primarily due to strength in consumer health and general merchandise sales, which was primarily driven by COVID-19 related sales; the expansion of the CarePass® program; and the impact of the additional day in 2020 due to the leap year.

•
Prescriptions filled grew 8.2% on a 30-day equivalent basis for the three months ended March 31, 2020 compared to the prior year, including a 9.8% increase in same store prescription volume. The growth was primarily driven by the continued adoption of patient care programs, greater use of 90-day prescriptions and early refills of maintenance medications as consumers prepared for COVID-19, and the impact of the additional day in 2020 due to the leap year.

•
Operating income and adjusted operating income increased 43.8% and 27.7%, respectively, for the three months ended March 31, 2020. The increase in both operating income and adjusted operating income was primarily due to the increased pharmacy and front store volume described above, improved generic drug purchasing, the impact of cost savings initiatives and the favorable resolution of certain legal matters in the three months ended March 31, 2020, partially offset by continued reimbursement pressure. The increase in operating income was also due to the absence of the $135 million store rationalization charge primarily related to operating lease right-of-use asset impairment charges in connection with the planned closure of underperforming retail pharmacy stores recorded in the three months ended March 31, 2019.

See the supplemental information on page 17 for additional information regarding the performance of the Retail/LTC segment.

Health Care Benefits Segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three months ended March 31, 2020 and 2019 were as follows:

	Three Months Ended March 31,
In millions, except percentages	2020	2019	Change
Total revenues	$19,198	$17,870	$1,328
Operating income	1,095	1,155	(60)
Adjusted operating income (1)	1,491	1,562	(71)
Medical benefit ratio (“MBR”) (8)	82.4%	84.0%	(1.6)%
Medical membership (9)	23.5	22.8	0.7

•
Total revenues increased 7.4% for the three months ended March 31, 2020 compared to the prior year primarily driven by membership growth in the Health Care Benefits segment’s Government products and the favorable impact of the reinstatement of the HIF for 2020. These increases were partially offset by the absence of the financial results of Aetna’s standalone Medicare Part D prescription drug plans, which the Company retained through 2019, membership declines in the segment’s Commercial insured products, as well as a decline in net investment income due to lower interest rates and the capital markets volatility associated with the COVID-19 pandemic.

•
Operating income and adjusted operating income decreased 5.2% and 4.5%, respectively, for the three months ended March 31, 2020, compared to the prior year. The decrease was primarily driven by membership declines in the segment’s Commercial insured products including the migration of Commercial customers from insured to ASC products, higher Medicaid benefit costs in certain states and incremental operating expenses to onboard additional Medicaid members. This decrease was partially offset by membership growth in the segment’s Government products and increased integration synergies. The COVID-19 pandemic had a modest impact on operating income and adjusted operating income in the three months ended March 31, 2020, as the reduction in benefit costs primarily related to the deferral of elective procedures and other discretionary utilization was largely offset by lower net investment income due to lower interest rates and the capital markets volatility associated with the COVID-19 pandemic.

•	The Health Care Benefits segment’s MBR decreased 160 basis points for the three months ended March 31, 2020 compared to the prior year primarily due to the reinstatement of the HIF for 2020.

•
Medical membership as of March 31, 2020 of 23.5 million increased compared with December 31, 2019, primarily reflecting increases in Medicare and Medicaid products, partially offset by a decline in Commercial insured products.

•
The Health Care Benefits segment experienced favorable development of prior-years’ health care cost estimates in its Commercial and Government businesses during the three months ended March 31, 2020, primarily attributable to fourth quarter 2019 performance.

•
Prior years’ health care costs payable estimates developed favorably by $464 million during the three months ended March 31, 2020. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2020 operating results.

See the supplemental information on page 18 for additional information regarding the performance of the Health Care Benefits segment.

COVID-19 Response
CVS Health is uniquely positioned to help the country through the COVID-19 pandemic. The Company has focused its resources on the wellbeing and safety of employees, consumers and the communities it serves. Key actions taken to date include:
Employees

•	Within retail stores distributed personal protective equipment and installed protective panels at pharmacy counters and front store checkout stations

•	Implemented social distancing practices and enhanced cleaning protocols

•
Provided enhanced benefits including bonuses to frontline employees, extended paid sick leave to part-time employees and provided paid time off to employees who test positive for COVID-19 or are quarantined due to exposure

•	Provided enhanced resources including dependent care support through employee assistance programs
Consumers and members

•	Waived copays for COVID-19 related diagnostic testing for all insured members

•	For Commercial and Medicare Advantage members, waived out-of-pocket costs for COVID-19 related inpatient admissions and covered all telehealth visits with in-network providers through early June

•	Extended maintenance prescriptions and waived early refill limits to support medication adherence

•	Addressing mental and emotional health impacts through Aetna’s employee assistance program, Resources For Living ®

•	Proactively reaching out to Aetna members most at risk for COVID-19 to inform them about protection measures, where to get information about the virus and where to get tested

•	Through Aetna’s Healing Better program, members diagnosed with COVID-19 receive a care package to support the healing process

•	CVS Pharmacy waived fees associated with home delivery for prescriptions and accompanying front store products

Providers

•	Enabled Aetna-contracted healthcare providers to focus on patient care by streamlining processes, including:

◦	Changed prior authorization requirements for post-acute hospitals and long-term acute hospitals nationally to help hospitals make room for more patients

◦	Streamlined provider credentialing process so there can be more health care professionals caring for patients

◦	Committed to timely and accurate payment of claims, and

◦	Enhanced telemedicine policies to enable more providers to visit patients virtually
Communities

•	Opened large-scale COVID-19 testing sites across five states in collaboration with federal, state and local officials

•	Establishing additional testing sites; targeting up to 1,000 locations across the country by the end of May

•	In partnership with hospitals and providers, expanded Coram infusion services to help transition eligible IV-therapy patients to home-based care, freeing up hospital capacity

•	Well positioned to provide medication therapies and vaccines, when available, at our retail pharmacy locations nationwide
Charitable contributions

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Investing nearly $50 million through our Company and foundations to support key priorities, including addressing food insecurity among vulnerable populations, access to telehealth for the underserved, personal protective equipment and mental health support for front-line workers and investments in community resilience funds

2020 Full Year Guidance

While acknowledging the inherent and unprecedented uncertainty surrounding the ongoing COVID-19 pandemic and its impact, the Company’s full year 2020 GAAP diluted EPS guidance range of $5.47 to $5.60, its full year 2020 Adjusted EPS guidance range of $7.04 to $7.17 and its full year 2020 cash flow from operations guidance range of $10.5 billion to $11.0 billion remain unchanged.

Given the likelihood of significant variability in the impact of COVID-19 on its financial statement line items (and related ratios), the Company is withdrawing all other previously issued 2020 additional detailed guidance.

The adjustments between GAAP diluted EPS and Adjusted EPS include adding back amortization of intangible assets and integration costs related to the Company’s acquisition (the “Aetna Acquisition”) of Aetna Inc. (“Aetna”).

Teleconference and Webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its first quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About CVS Health

CVS Health employees are united around a common goal of becoming the most consumer-centric health company in the world. We’re evolving based on changing consumer needs and meeting people where they are, whether that’s in the community at one of our nearly 10,000 local touchpoints, in the home, or in the palm of their hand. Our newest offerings - from HealthHUB® locations that are redefining what a pharmacy can be, to innovative programs that help manage chronic conditions - are designed to create a higher-quality, simpler and more affordable experience. Learn more about how we’re transforming health at www.cvshealth.com.

Cautionary Statement Concerning Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include Mr. Merlo’s quotation, the information under the heading “2020 Full Year Guidance” and the information included in the endnotes and reconciliations. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties related to the COVID-19 pandemic, the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns, and the timing, scope and impact of stimulus legislation and other federal, state and local governmental responses to the pandemic, as well as the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and our recently filed Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
In millions, except per share amounts	2020	2019
Revenues:
Products	$47,003	$43,343
Premiums	17,640	16,282
Services	1,950	1,772
Net investment income	162	249
Total revenues	66,755	61,646
Operating costs:
Cost of products sold	40,347	37,247
Benefit costs	14,387	13,459
Operating expenses	8,563	8,250
Total operating costs	63,297	58,956
Operating income	3,458	2,690
Interest expense	733	782
Other income	(54)	(31)
Income before income tax provision	2,779	1,939
Income tax provision	767	512
Net income	2,012	1,427
Net income attributable to noncontrolling interests	(5)	(6)
Net income attributable to CVS Health	$2,007	$1,421

Net income per share attributable to CVS Health:
Basic	$1.54	$1.09
Diluted	$1.53	$1.09
Weighted average shares outstanding:
Basic	1,306	1,298
Diluted	1,312	1,302
Dividends declared per share	$0.50	$0.50

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	March 31, 2020	December 31, 2019
Assets:
Cash and cash equivalents	$10,081	$5,683
Investments	2,632	2,373
Accounts receivable, net	23,037	19,617
Inventories	16,976	17,516
Other current assets	6,232	5,113
Total current assets	58,958	50,302
Long-term investments	16,840	17,314
Property and equipment, net	12,146	12,044
Operating lease right-of-use assets	20,672	20,860
Goodwill	79,993	79,749
Intangible assets, net	32,727	33,121
Separate accounts assets	4,555	4,459
Other assets	4,748	4,600
Total assets	$230,639	$222,449

Liabilities:
Accounts payable	$10,223	$10,492
Pharmacy claims and discounts payable	15,449	13,601
Health care costs payable	7,585	6,879
Policyholders’ funds	3,110	2,991
Accrued expenses	13,574	12,133
Other insurance liabilities	1,774	1,830
Current portion of operating lease liabilities	1,762	1,596
Short-term debt	255	—
Current portion of long-term debt	5,828	3,781
Total current liabilities	59,560	53,303
Long-term operating lease liabilities	18,739	18,926
Long-term debt	65,735	64,699
Deferred income taxes	7,121	7,294
Separate accounts liabilities	4,555	4,459
Other long-term insurance liabilities	7,338	7,436
Other long-term liabilities	2,117	2,162
Total liabilities	165,165	158,279

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	46,180	45,972
Treasury stock	(28,182)	(28,235)
Retained earnings	46,455	45,108
Accumulated other comprehensive income	687	1,019
Total CVS Health shareholders’ equity	65,140	63,864
Noncontrolling interests	334	306
Total shareholders’ equity	65,474	64,170
Total liabilities and shareholders’ equity	$230,639	$222,449

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2020	2019
Cash flows from operating activities:
Cash receipts from customers	$63,751	$58,873
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(36,969)	(35,645)
Insurance benefits paid	(14,303)	(12,951)
Cash paid to other suppliers and employees	(8,187)	(7,403)
Interest and investment income received	206	250
Interest paid	(1,128)	(1,123)
Income taxes paid	(65)	(53)
Net cash provided by operating activities	3,305	1,948

Cash flows from investing activities:
Proceeds from sales and maturities of investments	1,288	1,986
Purchases of investments	(1,535)	(2,047)
Purchases of property and equipment	(742)	(716)
Acquisitions (net of cash acquired)	(613)	(124)
Other	5	10
Net cash used in investing activities	(1,597)	(891)

Cash flows from financing activities:
Net borrowings of short-term debt	255	2,285
Proceeds from issuance of long-term debt	3,946	—
Repayments of long-term debt	(1,008)	(882)
Dividends paid	(652)	(649)
Proceeds from exercise of stock options	154	101
Payments for taxes related to net share settlement of equity awards	(16)	(44)
Other	(4)	5
Net cash provided by financing activities	2,675	816
Net increase in cash, cash equivalents and restricted cash	4,383	1,873
Cash, cash equivalents and restricted cash at the beginning of the period	5,954	4,295
Cash, cash equivalents and restricted cash at the end of the period	$10,337	$6,168

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
In millions	2020	2019
Reconciliation of net income to net cash provided by operating activities:
Net income	$2,012	$1,427
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,086	1,111
Stock-based compensation	96	114
Deferred income taxes and other noncash items	(35)	153
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(2,715)	(1,989)
Inventories	541	1,001
Other assets	(1,119)	(389)
Accounts payable and pharmacy claims and discounts payable	1,928	(22)
Health care costs payable and other insurance liabilities	139	553
Other liabilities	1,372	(11)
Net cash provided by operating activities	$3,305	$1,948

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance. These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as adjusted operating income, adjusted earnings per share (EPS) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:

•
The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in the Company’s unaudited GAAP condensed consolidated statements of operations in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.

•
During the three months ended March 31, 2020 and 2019, acquisition-related integration costs relate to the Aetna Acquisition. The acquisition-related integration costs are reflected in the Company’s unaudited GAAP condensed consolidated statements of operations in operating expenses within the Corporate/Other segment.

•
During the three months ended March 31, 2019, the store rationalization charge primarily relates to operating lease right-of-use asset impairment charges in connection with the planned closure of 46 underperforming retail pharmacy stores in the second quarter of 2019. The store rationalization charge is reflected in the Company’s unaudited GAAP condensed consolidated statement of operations in operating expenses within the Retail/LTC segment.

•
The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

See endnotes (1) and (2) on page 22 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 13 through 14 and page 21.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of operating income to adjusted operating income:

	Three Months Ended March 31, 2020
In millions	Pharmacy Services	Retail/ LTC	Health Care Benefits	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$1,114	$1,780	$1,095	$(355)	$(176)	$3,458
Non-GAAP adjustments:
Amortization of intangible assets	67	122	396	1	—	586
Acquisition-related integration costs	—	—	—	69	—	69
Adjusted operating income (loss) (1)	$1,181	$1,902	$1,491	$(285)	$(176)	$4,113

	Three Months Ended March 31, 2019
In millions	Pharmacy Services	Retail/ LTC	Health Care Benefits	Corporate/ Other	Intersegment Eliminations	Consolidated Totals
Operating income (loss) (GAAP measure)	$850	$1,238	$1,155	$(381)	$(172)	$2,690
Non-GAAP adjustments:
Amortization of intangible assets	97	116	407	2	—	622
Acquisition-related integration costs	—	—	—	148	—	148
Store rationalization charge	—	135	—	—	—	135
Adjusted operating income (loss) (1)	$947	$1,489	$1,562	$(231)	$(172)	$3,595

Adjusted Earnings Per Share
(Unaudited)

The following are reconciliations of net income attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted EPS and Adjusted EPS:

	Three Months Ended March 31, 2020		Three Months Ended March 31, 2019
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income (GAAP measure)	$2,012		$1,427
Net income attributable to noncontrolling interests (GAAP measure)	(5)		(6)
Income allocable to participating securities (GAAP measure)	—		(2)
Net income attributable to CVS Health (GAAP measure)	2,007	$1.53	1,419	$1.09
Non-GAAP adjustments:
Amortization of intangible assets	586	0.45	622	0.48
Acquisition-related integration costs	69	0.05	148	0.11
Store rationalization charge	—	—	135	0.10
Income tax benefit	(160)	(0.12)	(219)	(0.16)
Adjusted income attributable to CVS Health (2)	$2,502	$1.91	$2,105	$1.62

Weighted average diluted shares outstanding		1,312		1,302

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income, which is defined as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The Company uses adjusted operating income as its principal measure of segment performance as it enhances the Company’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following is a reconciliation of financial measures of the Company’s segments to the consolidated totals:

In millions	Pharmacy Services (a)	Retail/ LTC	Health Care Benefits	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
March 31, 2020
Total revenues	$34,983	$22,749	$19,198	$90	$(10,265)	$66,755
Operating income (loss)	1,114	1,780	1,095	(355)	(176)	3,458
Adjusted operating income (loss) (1)	1,181	1,902	1,491	(285)	(176)	4,113
March 31, 2019
Total revenues	33,558	21,115	17,870	110	(11,007)	61,646
Operating income (loss)	850	1,238	1,155	(381)	(172)	2,690
Adjusted operating income (loss) (1)	947	1,489	1,562	(231)	(172)	3,595
_____________________________________________

(a)	Total revenues of the Pharmacy Services segment include approximately $3.4 billion and $3.3 billion of retail co-payments for the three months ended March 31, 2020 and 2019, respectively.

(b)	Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services segment, the Retail/LTC segment and/or the Health Care Benefits segment.

Supplemental Information
(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2020	2019	$	%
Revenues:
Products	$34,746	$33,450	$1,296	3.9%
Services	237	108	129	119.4%
Total revenues	34,983	33,558	1,425	4.2%
Cost of products sold	33,503	32,339	1,164	3.6%
Operating expenses	366	369	(3)	(0.8)%
Operating expenses as a % of total revenues	1.0%	1.1%
Operating income	$1,114	$850	$264	31.1%
Operating income as a % of total revenues	3.2%	2.5%
Adjusted operating income (1)	$1,181	$947	$234	24.7%
Adjusted operating income as a % of total revenues	3.4%	2.8%
Revenues (by distribution channel):
Pharmacy network (6) (13)	$21,100	$21,532	$(432)	(2.0)%
Mail choice (7) (13)	13,674	11,881	1,793	15.1%
Other	209	145	64	44.1%
Pharmacy claims processed: (4) (5)
Total	541.4	481.8	59.6	12.4%
Pharmacy network (6)	461.1	407.7	53.4	13.1%
Mail choice (7)	80.3	74.1	6.2	8.4%
Generic dispensing rate: (4) (10)
Total	89.0%	88.3%
Pharmacy network (6)	89.5%	88.9%
Mail choice (7)	85.7%	84.8%

Supplemental Information
(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2020	2019	$	%
Revenues:
Products	$22,522	$20,900	$1,622	7.8%
Services	227	215	12	5.6%
Total revenues	22,749	21,115	1,634	7.7%
Cost of products sold	16,578	15,297	1,281	8.4%
Operating expenses	4,391	4,580	(189)	(4.1)%
Operating expenses as a % of total revenues	19.3%	21.7%
Operating income	$1,780	$1,238	$542	43.8%
Operating income as a % of total revenues	7.8%	5.9%
Adjusted operating income (1)	$1,902	$1,489	$413	27.7%
Adjusted operating income as a % of total revenues	8.4%	7.1%
Revenues (by major goods/service lines):
Pharmacy	$17,355	$16,118	$1,237	7.7%
Front Store	5,208	4,799	409	8.5%
Other	186	198	(12)	(6.1)%
Prescriptions filled (4) (5)	375.1	346.8	28.3	8.2%
Same store sales increase: (11)
Total	9.0%	3.8%
Pharmacy	9.3%	4.9%
Front Store	8.0%	0.4%
Prescription volume (4)	9.8%	6.7%
Generic dispensing rate (4) (10)	89.3%	88.7%

Supplemental Information
(Unaudited)

Health Care Benefits Segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages and basis points (“bps”)	2020	2019	$	%
Revenues:
Premiums	$17,621	$16,259	$1,362	8.4%
Services	1,484	1,447	37	2.6%
Net investment income	93	164	(71)	(43.3)%
Total revenues	19,198	17,870	1,328	7.4%
Benefit costs	14,516	13,655	861	6.3%
MBR (Benefit costs as a % of premium revenues) (8)	82.4%	84.0%	(160)	bps
Operating expenses	$3,587	$3,060	$527	17.2%
Operating expenses as a % of total revenues	18.7%	17.1%
Operating income	$1,095	$1,155	$(60)	(5.2)%
Operating income as a % of total revenues	5.7%	6.5%
Adjusted operating income (1)	$1,491	$1,562	$(71)	(4.5)%
Adjusted operating income as a % of total revenues	7.8%	8.7%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	March 31, 2020			December 31, 2019			March 31, 2019
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (9)
Commercial	3,372	14,206	17,578	3,591	14,159	17,750	3,611	14,302	17,913
Medicare Advantage	2,584	—	2,584	2,321	—	2,321	2,231	—	2,231
Medicare Supplement	913	—	913	881	—	881	804	—	804
Medicaid	1,835	552	2,387	1,398	558	1,956	1,315	571	1,886
Total medical membership	8,704	14,758	23,462	8,191	14,717	22,908	7,961	14,873	22,834

Supplemental membership information:
Medicare Prescription Drug Plan (standalone) (a)			5,624			5,994			6,044
_____________________________________________

(a)
Represents the Company’s SilverScript PDP membership only. Excludes 2.5 million and 2.4 million members as of December 31, 2019 and March 31, 2019, respectively, related to Aetna’s standalone PDPs that were sold effective December 31, 2018. The Company retained the financial results of the divested plans through 2019 through a reinsurance agreement. Subsequent to 2019, the Company no longer retains the financial results of the divested plans.

Supplemental Information
(Unaudited)

The following table shows the components of the change in health care costs payable during the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
In millions	2020	2019
Health care costs payable, beginning of period	$6,879	$6,147
Less: Reinsurance recoverables	5	4
Health care costs payable, beginning of period, net	6,874	6,143
Acquisition	412	—
Add: Components of incurred health care costs
Current year	14,764	13,804
Prior years (a)	(464)	(446)
Total incurred health care costs (b)	14,300	13,358
Less: Claims paid
Current year	8,773	8,004
Prior years	5,242	4,812
Total claims paid	14,015	12,816
Add: Premium deficiency reserve	10	11
Health care costs payable, end of period, net	7,581	6,696
Add: Reinsurance recoverables	4	5
Health care costs payable, end of period	$7,585	$6,701
_____________________________________________

(a)	Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.

(b)
Total incurred health care costs for the three months ended March 31, 2020 and 2019 in the table above exclude (i) $10 million and $11 million, respectively, related to a premium deficiency reserve related to the Company’s Medicaid products, (ii) $9 million and $10 million, respectively, of benefit costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the Company’s unaudited condensed consolidated balance sheets and (iii) $68 million and $80 million, respectively, of benefit costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the Company’s unaudited condensed consolidated balance sheets.

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	March 31, 2020	December 31, 2019	March 31, 2019
Days Claims Payable (12)	48	48	45

Supplemental Information
(Unaudited)

Corporate/Other Segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

	Three Months Ended March 31,		Change
In millions, except percentages	2020	2019	$	%
Revenues:
Premiums	$19	$23	$(4)	(17.4)%
Services	2	2	—	—%
Net investment income	69	85	(16)	(18.8)%
Total revenues	90	110	(20)	(18.2)%
Benefit costs	68	79	(11)	(13.9)%
Operating expenses	377	412	(35)	(8.5)%
Operating loss	(355)	(381)	26	6.8%
Adjusted operating loss (1)	(285)	(231)	(54)	(23.4)%

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted EPS and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information due to the risks and uncertainties related to the COVID-19 pandemic, the severity and duration of the pandemic, the pandemic’s impact on the U.S. and global economies and consumer behavior and health care utilization patterns, and the timing, scope and impact of stimulus legislation and other federal, state and local governmental responses to the pandemic, as well as the risks and uncertainties described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and our recently filed Current Reports on Form 8-K. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2020
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income (GAAP measure)	$7,210		$7,385
Net loss attributable to noncontrolling interests (GAAP measure)	5		5
Net income attributable to CVS Health (GAAP measure)	7,215	$5.47	7,390	$5.60
Non-GAAP adjustments:
Amortization of intangible assets	2,320	1.76	2,320	1.76
Acquisition-related integration costs	450	0.34	450	0.34
Income tax benefit	(690)	(0.53)	(690)	(0.53)
Adjusted income attributable to CVS Health (2)	$9,295	$7.04	$9,470	$7.17

Weighted average diluted shares outstanding		1,320		1,320

Endnotes

(1) The Company defines adjusted operating income as operating income (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store rationalization charges, and any other items specifically identified herein. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from operating income.
(2) The Company defines adjusted income attributable to CVS Health as net income attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, store rationalization charges, the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health, the corresponding impact to income allocable to participating securities, net of tax, related to the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health, and any other items specifically identified herein. GAAP diluted EPS and Adjusted EPS, respectively, are calculated by dividing net income attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health and GAAP diluted EPS.
(3) Enterprise prescriptions include prescriptions dispensed through the Company’s retail pharmacies, long-term care pharmacies, and mail order pharmacies as well as prescription claims managed through our pharmacy benefits manager, with an elimination for managed prescription claims filled through CVS Health dispensing channels. Management uses this metric to analyze the total prescription volume across the Company including variances between actual prescriptions and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of prescription volume on total revenues and operating results.
(4) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(5) Total pharmacy claims processed represents the number of prescription claims processed through our pharmacy benefits manager and dispensed by either our retail network pharmacies or our own mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Retail/LTC segment’s pharmacies. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment revenues and operating results.
(6) Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including the Company’s retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity, which is included within the mail choice category. Maintenance Choice permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS Pharmacy retail store for the same price as mail order.
(7) Mail choice is defined as claims filled at a Pharmacy Services mail order facility, which includes specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as prescriptions filled at the Company’s retail pharmacies under the Maintenance Choice program.
(8) Medical benefit ratio is calculated as benefit costs divided by premium revenues and represents the percentage of premium revenues spent on medical benefits for the Company’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Company’s insured Health Care Benefits products.
(9) Medical membership represents the number of members covered by the Company’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on total revenues and operating results.
(10) Generic dispensing rate is calculated by dividing the segment’s generic drug prescriptions processed or filled by its total prescriptions processed or filled. Management uses this metric to evaluate the effectiveness of the business at encouraging the use of generic drugs when they are available and clinically appropriate, which aids in decreasing costs for client members and retail customers. This metric provides management and investors with information useful in understanding trends in segment total revenues and operating results.

(11) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues from MinuteClinic®, revenues and prescriptions from LTC operations and, in 2019, revenues and prescriptions from stores in Brazil. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.
(12) Days claims payable is calculated by dividing the health care costs payable at the end of each quarter by the average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Company’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(13) Certain prior year amounts have been reclassified for consistency with the current period presentation.